Exhibit 23.2

Consent of Independent Registered Certified Public Accounting Firm

We consent to the use of our report dated November 9, 2012 with respect to the financial statements of Arrayit Diagnostics, Inc. for the period from inception, June 2, 2009, through December 31, 2011 included herein and to the reference to our firm under the heading of "Experts" in the registration statement.

/s/ Moss, Krusick and Associates, LLC

Winter Park, Florida

November 9, 2012